Exhibit 99.1

NEWS RELEASE 19-001	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner Dennard-Lascar / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES OFFER TO EXCHANGE
UP TO $200 MILLION OF ITS 5.875% SENIOR NOTES DUE 2020
FOR NEW SECOND LIEN TERM LOANS DUE 2025

January 7, 2019 - Covington, Louisiana - Hornbeck Offshore Services, Inc. (NYSE:HOS) (the “Company”) announced today that it has commenced a private offer to exchange (the “Exchange Offer”) up to $200 million aggregate principal amount (the “Tender Cap”) of its outstanding 5.875% Senior Notes due 2020 (the “Notes”) for new Second Lien Term Loans due 2025 (the “Term Loans”) of the Company and its wholly-owned subsidiary, Hornbeck Offshore Services, LLC (the “Co-Borrower”), upon the terms and conditions set forth in a confidential offer to exchange and consent solicitation statement dated January 7, 2019 and a related letter of transmittal (together, the “Offer to Exchange Statement”).
In conjunction with the Exchange Offer, and upon the terms and conditions set forth in the Offer to Exchange Statement, the Company is soliciting consents (“Consents”) from holders of the Notes (“Holders”) to certain proposed amendments (the “Proposed Amendments”) to the indenture governing the Notes, dated as of March 16, 2012 (the “Indenture”), which will become effective with respect to the Indenture if Consents by Holders representing not less than a majority of the outstanding principal amount of the Notes are received to adopt the Proposed Amendments (the “Proposed Amendment Requisite Consents”).
A summary of the Exchange Offer is outlined below:

Notes to be Exchanged	CUSIP	Outstanding Aggregate Principal Amount(1)	Tender Cap	Early Participation Premium(3)	Total Consideration Range(2)(3)(4)
5.875% Senior Notes due 2020	440543AL0	$366,942,000	$200,000,000	$20 in Term Loans	$760 to $850 in Term Loans

(1)	Aggregate principal amount outstanding as of January 7, 2019.

(2)
The Total Consideration includes the Early Participation Premium, which consists of $20 in Term Loans per $1,000 principal amount of Notes in excess of the amount of $740 to $830 in Term Loans per $1,000 principal amount of Notes included in the Exchange Consideration (as defined below).

(3)
The Total Consideration or Exchange Consideration, as applicable, will be paid for each $1,000 principal amount of Notes accepted for exchange. In addition, accrued and unpaid interest will be paid on the Notes exchanged in the Exchange Offer, up to, but not including, the Settlement Date.

(4)	Each Term Loan dollar figure represents the principal amount of such Term Loan being exchanged for each $1,000 principal amount of the Notes.

103 Northpark Boulevard	Covington, LA 70433	USA	+1 (985) 727-2000	www.hornbeckoffshore.com

The Company is offering to exchange Notes up to the Tender Cap, in accordance with the modified Dutch Auction procedures, described below and as more fully set forth in the Offer to Exchange Statement.
The Term Loans will be made pursuant to a second lien term loan agreement (the “Second Lien Term Loan Agreement”) to be entered into by the Company, the Co-Borrower and the subsidiary guarantors party thereto, respectively, and Wilmington Trust, National Association, as Administrative Agent and Collateral Agent. The Term Loans will have a maturity date of the sixth anniversary of the Settlement Date (as defined in the Offer to Exchange Statement) and will bear interest at a fixed rate per annum of 9.50%. The Term Loans will be guaranteed by certain of the Company’s present and future domestic subsidiaries and secured on a second lien basis, subject to certain permitted liens, by a second-priority interest in the collateral securing the Company’s existing $300 million first-lien delayed-draw term loan facility, dated June 15, 2017, which was fully drawn as of December 31, 2018.
The Exchange Offer will expire at 11:59 p.m., New York City time, on February 4, 2019, unless extended by the Company (the “Expiration Time”). For each $1,000 principal amount of Notes validly tendered at or prior to 5:00 p.m., New York City time, on January 18, 2019 (as it may be extended, the “Early Tender Time”) and accepted for exchange by the Company, Holders will be eligible to receive the “Total Consideration” set forth in the table above, which includes an early participation premium of $20 in principal amount of the Term Loans per $1,000 of Notes. For each $1,000 in principal amount of Notes validly tendered after the Early Tender Time and at or prior to the Expiration Time and accepted for exchange by the Company, Holders will be eligible to receive only the “Exchange Consideration” set forth in the footnotes to the table above.
Promptly following the Early Tender Time (the “Early Acceptance Date”), whether or not the Exchange Offer is fully subscribed, the Company will determine the Total Consideration for the Notes and intends to accept for exchange Notes validly tendered at or prior to the Early Tender Time, subject to the Tender Cap, proration and the other terms and conditions of the Exchange Offer.
If the Exchange Offer is not fully subscribed as of the Early Tender Time, the Company intends to accept for exchange promptly following the Expiration Time (the “Final Acceptance Date”) any Notes validly tendered after the Early Tender Time and at or prior to the Expiration Time, subject to the Tender Cap, proration and the other terms and conditions of the Exchange Offer. The exchange of consideration for such Notes, if any, will be made on or promptly following the Final Acceptance Date (such date of exchange, the “Settlement Date”) and will be equal to the Exchange Consideration. The “Exchange Consideration” for each $1,000 principal amount of Notes validly tendered pursuant to the Exchange Offer after the Early Tender Time and at or prior to the Expiration Time and accepted for exchange pursuant to the Exchange Offer will be equal to the Total Consideration (which will be equal to the Clearing Price (as defined below)) less the Early Participation Premium.
All accrued and unpaid interest on Notes exchanged in the Exchange Offer from the last interest payment date to, but not including, the Settlement Date will be paid in cash. Interest on the Term Loans will accrue from the Settlement Date.
The Exchange Offer is conditioned on a minimum of a majority (or greater than $183,838,000) of the aggregate principal amount of Notes being validly tendered and accepted for exchange by the Company in the Exchange Offer (the “Minimum Tender Condition”). The consummation of the Exchange Offer is also subject to, and conditioned upon, the satisfaction or waiver of the other conditions set out in the Offer to Exchange Statement, including the receipt of the Proposed Amendment Requisite Consents. The Company reserves the right to waive or modify any of the conditions of the Exchange Offer, including the Minimum Tender Condition and receipt of the Proposed Amendment Requisite Consents, in its absolute and sole discretion. The consummation of the Exchange Offer is also subject to the Company’s right to amend the Exchange Offer prior to the Expiration Time. Tenders may not be withdrawn.
The Exchange Offer is being conducted as a modified “Dutch Auction.” Holders who elect to participate must specify the principal amount of Term Loans they would be willing to accept in exchange for each $1,000 principal amount of Notes they choose to tender in the Exchange Offer. The principal amount of Term Loans that Holders specify for each $1,000 principal amount of Notes must be in increments of $5.00, and must be within a range of $760.00 (the “Minimum Bid Amount”) to $850.00 (the “Maximum Bid Amount”) per

$1,000 principal amount of Notes. Holders who tender their Notes but do not specify a Bid Amount will be deemed to have specified a Bid Amount equal to the Minimum Bid Amount in respect of Notes tendered and to accept the Clearing Price (as described below) determined by the Company in accordance with the terms of the Exchange Offer. Tenders of Notes for which a price is specified below the Minimum Bid Amount or in excess of the Maximum Bid Amount will not be accepted and will not be used for the purpose of determining the Clearing Price. Tenders of Notes not submitted in whole increments of $5.00 will be rounded down to the nearest $5.00 increment.
Subject to the Tender Cap, proration and the other terms and conditions of the Exchange Offer, the Company anticipates accepting Notes validly tendered pursuant to the Exchange Offer in the order of the lowest to the highest Bid Amounts specified by tendering Holders (in increments of $5.00), and on the Early Acceptance Date will select the single lowest Bid Amount per $1,000 principal amount of Notes (the “Clearing Price”) to enable the Company to exchange the principal amount of Notes equal to the Tender Cap (or, if Notes in a principal amount less than the Tender Cap are validly tendered, all Notes so tendered). The Bid Amount at which Notes were validly tendered on or prior to the Early Tender Time (which includes the Early Participation Premium) will be used for the purpose of determining the Clearing Price and proration, as described below, on the Early Acceptance Date.
The Company will exchange the same consideration (subject to adjustment, as described below) for all Notes validly tendered at or below the Clearing Price and accepted for exchange pursuant to the Exchange Offer. Consideration exchanged for Notes validly tendered after the Early Tender Time but at or prior to the Expiration Time and accepted for exchange pursuant to the Exchange Offer will be reduced by the Early Participation Premium. In addition, Holders whose Notes are validly tendered and accepted for exchange pursuant to the Exchange Offer will receive a cash payment representing the accrued and unpaid interest on such Notes from the last interest payment date for such Notes preceding the Settlement Date (October 1, 2018) to, but not including, the Settlement Date.
If at the Early Tender Time the aggregate principal amount of the Notes validly tendered at or below the Clearing Price exceeds the Tender Cap, then on the Early Acceptance Date, the Company anticipates accepting for exchange (subject to the terms and conditions of the Exchange Offer), first, Notes validly tendered at Bid Amounts (in increments of $5.00) below the Clearing Price and, thereafter, Notes validly tendered at the Clearing Price on a prorated basis according to the principal amount of such Notes such that the Company exchanges an aggregate principal amount of Notes up to the Tender Cap. All Notes not accepted on the Early Acceptance Date as a result of proration and all Notes tendered at Bid Amounts in excess of the Clearing Price will be rejected from the Exchange Offer and will be returned to tendering Holders.
Any Notes validly tendered at or prior to the Expiration Time may be accepted subject to proration in accordance with the terms of the Exchange Offer in the event that the aggregate principal amount of all Notes validly tendered as of the Expiration Time would exceed the Tender Cap. Notes validly tendered at or prior to the Early Tender Time will have priority over Notes validly tendered after the Early Tender Time and at or prior to the Expiration Time.
In order for a Holder of the Notes (or its designee) to receive Term Loans, such Holder of the Notes must provide an executed signature page to the Second Lien Term Loan Agreement and meet certain administrative requirements (including completing an administrative questionnaire and IRS Form W-9 or the applicable Form W-8). Holders are encouraged to contact the information and exchange agent as early as possible (even before tendering Notes) using the email address on the back cover of the Offer to Exchange Statement to furnish such documentation to the information and exchange agent.
The complete terms and conditions of the Exchange Offer, as well as the terms of the Term Loans, are described in the Offer to Exchange Statement, copies of which may be obtained by Holders of the Notes by contacting Global Bondholder Services Corporation, the information and exchange agent in connection with the Exchange Offer, at (866) 470-3700 (toll-free) or (212) 430-3774 (banks and brokers) or by visiting the information and exchange agent’s website at http://gbsc-usa.com/Hornbeck.

Oppenheimer & Co. Inc. (“Oppenheimer”) is acting as lead financial advisor and sole dealer manager for the Exchange Offer and solicitation of Consents. Questions regarding the Offers may be directed to Oppenheimer whose address and telephone number are as follows:
Oppenheimer & Co. Inc.
85 Broad Street
New York, NY 10004
(212) 667-7900

None of the Company, its board of directors, its officers, the dealer manager, the information and exchange agent, the administrative agent with respect to the Term Loans or the trustee with respect to the Notes, or any of the Company's or their respective affiliates, makes any recommendation that Holders tender or refrain from tendering all or any portion of the principal amount of their Notes, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decision as to whether to tender their Notes and, if so, the principal amount of Notes to tender. This press release shall not constitute an offer to exchange, nor a solicitation of an offer to exchange any security. The Exchange Offer is being made only by the Offer to Exchange Statement, subject to the terms and conditions thereof.
Subject to certain restrictions on the Company designed to protect Holders that participate in the Exchange Offer from being treated less favorably than non-participating Holders or holders of the Company’s 5.000% Notes due 2021 (the “2021 Notes”) in any subsequent exchanges of Notes or 2021 Notes during the 90 days following the Effective Date, from time to time following the Exchange Offer, the Company or any of its affiliates may purchase additional Notes that remain outstanding in the open market, in privately negotiated transactions, through tender offers, exchange offers or otherwise, or may redeem or defease the Notes pursuant to the terms of the indenture governing the Notes. Any future purchase may be on the same terms or on terms that are more or less favorable to Holders than the terms of the Exchange Offer. Any future purchases by the Company will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company will pursue in the future.
Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore service vessels primarily in the Gulf of Mexico and Latin America.

Forward-Looking Statements
This news release contains forward-looking statements, including, in particular, statements about the Company's plans and intentions with regard to the Exchange Offer. These statements are based on the Company's current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.
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